                                                                    EXHIBIT 99.1

April 4, 2002


Board of Directors
New England Bancshares, Inc.
Enfield Federal Savings and Loan Association
660 Enfield Street
Enfield, Connecticut 06082


Dear Board Members:

This report represents FinPro, Inc.'s ("FinPro") updated independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of New England Bancshares, Inc. (the "Company") in connection with the Plan of Reorganization (the "Reorganization") of Enfield Federal Savings and Loan Association, (the "Bank") from a federally chartered mutual savings and loan association into a mutual holding company structure. As part of the Reorganization, the Bank will become a wholly owned subsidiary of the Company and the Company will issue 45% of the outstanding common stock of the Company. Enfield Mutual Holding Company (the "MHC"), a federally chartered mutual holding company, will own 55% of the outstanding common stock of the Company.

This appraisal update is furnished pursuant to market pricing as of April 4, 2002 and the Bank's results for the nine months ended December 31, 2001. FinPro's original appraisal report dated February 15, 2002 included the Bank's results for the nine months ended December 31, 2001 and market pricing as of February 5, 2002. FinPro's original appraisal report is incorporated herein by reference.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows: the Bank would reorganize into an MHC offering 45% of the stock to the public, the stock will be issued at $10 per share, the conversion expenses will be $462 thousand, there will be an 8% ESOP funded internally, amortized over 10 years straight-line, there will be a 4% MRP amortized over 5 years straight-line, a tax rate of 38.95%, and the net proceeds will be invested at the one year treasury rate of 2.28% pre-tax. The Company will capitalize the MHC with $50 thousand.

________________________________________________________________________________
 New England Bancshares, Inc., Appraisal Update                           Page 1

In preparing this appraisal update, FinPro reviewed its original appraisal, the Bank's SB-2 and the Bank's financial reports as of December 31, 2001 in light of recent developments in stock market conditions. FinPro reviewed other sources of public information that FinPro believes are reliable; however, FinPro cannot guarantee the accuracy and completeness of such information. FinPro's appraisal update is based upon the Bank's representation that the information contained in its prospectus and additional information furnished to us by same is truthful, accurate, and complete. FinPro did not independently verify the financial statements, and other information provided by the Bank, nor did FinPro independently value any of the Bank's assets or liabilities. This appraisal update considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

FinPro's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. FinPro, Inc. is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by FinPro, Inc. shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FinPro's opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of the Bank could materially affect the assumptions used in preparing this opinion.

________________________________________________________________________________
 New England Bancshares, Inc., Appraisal Update                           Page 2

  -------------------------------
      Reasons for the Update
  -------------------------------


On March 26, 2002, FinPro received comments on the original appraisal during a phone call from the Office of Thrift Supervision ("OTS") appraisal division. On March 27, 2002, FinPro provided its responses by facsimile, and followed with hard copy via FedEx. On March 28, 2002, the OTS appraisal division informed FinPro that, in their opinion, the estimated value range was too low and that the discount on a fully converted basis relative to Comparable Group was excessive at over 40% and that the Partner Trust Financial Group (Partners Trust") reorganization would be closing at the supermaximum of the estimated value range.

FinPro re-examined its original appraisal and updated it for events and changes that occurred since February 5, 2002. In doing so, the following primary changes were observed:

     1. The Partners Trust reorganization closed at the supermaximum of the estimated value range with a price to book of 92.54% and a price to earnings of 28.60x. On the first day of trading, Partners Trust traded up from $10.00 per share to $14.20 per share.

     2. The change in the market for thrifts, Connecticut thrifts and the Comparable Group would indicate a 5% increase in the estimated value range.

Based on these factors, FinPro has increased its estimated valuation range by 10.71%.

________________________________________________________________________________
 New England Bancshares, Inc., Appraisal Update                           Page 3

    ------------------------
      Thrift Equity Market
    ------------------------

Since February 5, 2002, (the date of the market prices in FinPro's updated appraisal) the market for thrift stocks, as measured by the SNL Thrift Index, increased 7.18%. The S&P 500 Index and the Dow Jones Industrial Average increased 3.33% and 5.68%, respectively. The index changes were as follows:

                         Figure 1 - Period Index Change

Index                                   2/5/2002  3/28/2002   $ Change  % Change

                                                              ------------------
SNL Index                                  960.7    1,029.7      68.96     7.18%
                                                              ------------------

                                                              ------------------
S&P 500                                  1,090.0    1,126.3      36.32    3.333%
                                                              ------------------

                                                              ------------------
Dow Jones Industrial Average             9,685.4   10,235.2     549.74     5.68%
                                                              ------------------
Source: SNL Securities and FinPro Calculations


________________________________________________________________________________
New England Bancshares, Inc., Appraisal Update                            Page 4

------------------------------
   State Price Appreciation
------------------------------


The median Connecticut fully converted thrift stock price has increased 4.21% since February 5, 2002.

                       Figure 2 - Connecticut Price Change

                                                          3/28/2002   3/28/2002   2/5/2002
                                                            Market      Stock       Stock     Dollar  Percentage
                                                            Value       Price       Price     Change    Change
 Ticker                 Short Name                           ($M)        ($)         ($)
-----------------------------------------------------------------------------------------------------------------
           Connecticut
ANE        Alliance Bancorp of New England, Inc.              32.75      14.00      12.20      1.80     14.75%
AMFH       American Financial Holdings, Inc.                 635.46      26.98      25.89      1.09      4.21%
SBMC       Connecticut Bancshares, Inc.                      322.46      28.70      28.38      0.32      1.13%
NMIL       NewMil Bancorp, Inc.                               82.33      18.75      16.18      2.57     15.88%
WBST       Webster Financial Corporation                   1,806.69      36.96      32.59      4.37     13.41%


           State Average                                     576.00      25.08      23.05      2.03     8.81%
           State Medium                                      322.46      26.98      25.89      1.09     4.21%
Source: SNL Securities and FinPro Calculations

________________________________________________________________________________
 New England Bancshares, Inc.,  Appraisal Update                          Page 5

As the following table indicates, the median Connecticut fully converted thrift's price to LTM core earnings per share increased 15.93%. The Connecticut fully converted thrift's median price to tangible book value increased 1.13%.

                        Figure 3 - State Multiple Changes

                                             3/28/2002  2/5/2002             3/28/2002   2/5/2002              3/28/2002   2/5/2002
                                               Core      Core    Percentage     Book       Book    Percentage   Tangible   Tangible
                                              LTM EPS   LTM EPS    Change      Value      Value      Change     BK Value   BK Value
 Ticker         Short Name                      (X)       (X)       (X)         (%)        (%)        (%)         (%)        (%)
-----------------------------------------------------------------------------------------------------------------------------------
            Connecticut

ANB  Alliance Bancorp of New England, Inc.      9.27      8.84      4.86%     148.31      130.76     13.42%      148.46     131.04
AMFM American Financial Holdings. Inc.         23.88     22.91      4.23%     140.81      135.13      4.20%      140.81     135.13
SBMC Connecticut Bancshares, Inc.              18.52     18.31      1.15%     136.99      135.47      1.12%      159.27     157.49
NMIL NemWil Bancorp. Inc                       15.50     13.37     15.93%     162.76      140.45     15.88%      199.47     172.13
WBST Webster Financial Corporation             14.11     12.44     13.42%     180.47      159.13     13.41%      264.57     233.29
        State Average                          16.26     15.17      7.13%     153.87      140.19      9.76%      182.52     165.82
                                                                  ------
        State Medium                           15.50     13.37     15.93%     148.31      135.47      9.48%      159.27     157.49
                                                                  ------

                                               Percentage  3/28/2002   2/5/2002   Percentage
                                                 Change     Assets      Assets      Change
 Ticker         Short Name                         (%)        (%)        (%)         (%)
------------------------------------------------------------------------------------------------
            Connecticut

ANB  Alliance Bancorp of New England, Inc.       13.29%       8.52        7.61      11.96%
AMFM American Financial Holdings. Inc.            4.20%      29.26       28.08       4.20%
SBMC Connecticut Bancshares, Inc.                 1.13%      13.18       13.03       1.15%
NMIL NemWil Bancorp. Inc                         15.88%      13.56       11.70      15.90%
WBST Webster Financial Corporation               13.41%      15.32       13.51      13.40%
        State Average                            10.07%      15.97       14.79       7.99%
                                               -------
        State Medium                              1.13%      13.56       13.03       4.07%
                                               -------

Source SNL Securities and FinPro Calculations

________________________________________________________________________________
 New England Bancshares, Inc., Appraisal Update                          Page 6

  ----------------------------
     Comparable Group Price
         Appreciation
  ----------------------------

Thirteen of the fourteen Comparable Group members experienced an increase in price. The median Comparable stock price increased 3.64% since February 5, 2002.

                       Figure 4 - Comparable Price Change

                                                3/28/2002  3/28/2002  2/5/2002
                                                  Market     Stock     Stock     Dollar  Percentage
                                                   Value     Price     Price     Change    Change
Ticker        Short Name                           ($M)       ($)       ($)
----------------------------------------------------------------------------------------------------
     Comparable Group

ASBP ASB Financial Corp.                           16.15      10.54      10.50     0.04     0.38%
CBES CBES Bancorp, Inc.                            12.26      14.00      12.00     2.00    16.67%
CIBI Community Investors Bancorp, Inc.             11.03      10.00       9.45     0.55     5.82%
FFDF FFD Financial Corporation                     14.84      12.00      12.06    (0.06)   -0.50%
GCFC Grand Central Financial Corp.                 19.27      11.06      10.20     0.86     8.43%
PEDE Great Pee Dee Bancorp, Inc.                   21.73      12.24      12.01     0.23     1.92%
HFFB Harrodsburg First Financial Bancorp, Inc.     16.35      12.17      11.32     0.85     7.51%
HLFC Home Loan Financial Corporation               18.29      10.99      10.98     0.01     0.09%
HSTD Homestead Bancorp, Inc.                        9.36      10.00       9.35     0.65     6.95%
LXMO Lexington B&L Financial Corp.                  9.96      13.01      13.00     0.01     0.08%
LOGN Logansport Financial Corp.                    17.42      17.42      16.25     1.17     7.20%
NBSI North Bancshares, Inc.                        14.26      12.25      12.00     0.25     2.08%
PSFC Peoples-Sidney Financial Corporation          16.37      11.10      11.00     0.10     0.91%
SOBI Sobieski Bancorp, Inc.                         9.42      14.03      13.45     0.58     4.28%


     Comparable Average                            14.77      12.20      11.68     0.52     4.42%
     Comparable Median                             15.50      12.09      11.66     0.43     3.64%

Source: SNL Securities and FinPro Calculations


--------------------------------------------------------------------------------
New England Bancshares, Inc., Appraisal Update                            Page 7

The Comparable Group's median price to LTM core earnings per share increased by 1.44%, however, the median price to tangible book value decreased by 0.08%.

                                  Figure 5 - Comparable Multiple Changes

                                 --------------------------------------------------------------------------------------------------
                                                                        Price Multiple Changes
                                 --------------------------------------------------------------------------------------------------
                                  3/28/2002 2/5/2002            3/28/2002  2/5/2002                  3/28/2002      2/5/2002
                                   Core      Core    Percentage   Book       Book       Percentage    Tangible       Tangible
                                  LTM EPS   LTM EPS    Change     Value     Value         Change       Bk Value      Bk Value
Ticker        Short Name            (X)        (X)       (X)        (%)       (%)          (%)           (%)           (%)
-----------------------------------------------------------------------------------------------------------------------------------
      Comparable Group
ASBP  ASB Financial Corp.          14.44    14.38      0.42%     107.77    107.36       0.38%         107.77       107.36
CBES  CBES Bancorp, Inc.              NM       NM        NA       84.24     72.20      16.68%          84.24        72.20
CIBI  Community Investors
      Bancorp,  Inc.                9.62     9.36      2.78%      93.20     90.69       2.77%          93.20        90.69
FFDF  FFD Financial Corporation    12.12    12.83     -5.53%      90.91     93.42      -2.69%          90.91        93.42
GCFC  Grand Central Financial
      Corp.                        25.14    23.72      5.99%     106.14     97.98       8.33%         106.14        97.98
PEDE  Great Pee Dee Bancorp, Inc.  18.83    21.07    -10.63%      85.42     84.46       1.14%          91.41        90.57
HFFB  Harrodsburg First
      Financial Bancorp, Inc.      25.35    21.77     16.44%      67.27     62.89       6.96%          68.37        63.92
HLFC  Home Loan Financial
      Corporation                  11.82    12.34     -4.21%      92.43     93.29      -0.92%          92.43        93.29
HSTD  Homestead Bancorp, Inc.      18.18    18.33     -0.82%      76.39     71.21       7.27%          76.39        71.21
LXMO  Lexington B&L Financial
      Corp.                        17.58    17.33      1.44%      68.62     68.71      -0.13%          72.56        72.67
LOGN  Logansport Financial Corp.   13.72    12.80      7.19%     103.57     96.61       7.20%         103.57        96.61
NBSI  North Bancshares, Inc.       29.88    29.27      2.08%     105.06    102.92       2.08%         105.06       102.92
PSFC  Peoples-Sidney Financial
      Corporation                  23.62    23.40      0.94%      96.52     96.15       0.38%          96.52        96.15
SOBI  Sobieski Bancorp, Inc.       13.89    15.11     -8.07%      69.99     67.96       2.99%          69.99        67.96

      Comparable Average           18.01    17.82      1.07%      89.11     86.13       3.46%          89.90        86.93
                                                       ----
      Comparable Median            17.58    17.33      1.44%      91.67     91.99      -0.35%          91.92        91.99
                                                       ----

                                   ---------------------------------------------
                                              Price Multiple Changes
                                   ---------------------------------------------

                                   Percentage   3/28/2002  2/5/2002   Percentage
                                     Changes     Assets    Assets      Change
Ticker        Short Name              (%)         (%)       (%)         (%)
----------------------------------
      Comparable Group
ASBP  ASB Financial Corp.           0.38%        11.65     11.60       0.43%
CBES  CBES Bancorp, Inc.           16.68%         9.63      8.25      16.73%
CIBI  Community Investors
      Bancorp,  Inc.                2.77%         9.92      9.38       5.76%
FFDF  FFD Financial Corporation    -2.69%        11.01     11.76      -6.38%
GCFC  Grand Central Financial
      Corp.                         8.33%        15.94     13.62      17.03%
PEDE  Great Pee Dee Bancorp, Inc.   0.93%        17.59     17.52       0.40%
HFFB  Harrodsburg First
      Financial Bancorp, Inc.       6.96%        11.44     11.14       2.69%
HLFC  Home Loan Financial
      Corporation                  -0.92%        14.25     14.61      -2.46%
HSTD  Homestead Bancorp, Inc.       7.27%         7.71      7.31       5.47%
LXMO  Lexington B&L Financial
      Corp.                        -0.15%         7.01      7.91     -11.38%
LOGN  Logansport Financial Corp.    7.20%        13.05     12.18       7.14%
NBSI  North Bancshares, Inc.        2.08%        10.40     10.18       2.16%
PSFC  Peoples-Sidney Financial
      Corporation                   0.38%        11.98     12.02      -0.33%
SOBI  Sobieski Bancorp, Inc.        2.99%         6.93      6.86       1.02%


      Comparable Average            3.42%        11.32     11.02       2.70%
                                   -----
      Comparable Median            -0.08%        11.23     11.37      -1.28%
                                   -----


Source: SNL Securities and FinPro Calculations



________________________________________________________________________________
New England Bancshares, Inc., Appraisal                                   Page 8

     --------------------------------
             Partners Trust
             Reorganization
     --------------------------------

The Partners Trust reorganization closed at the supermaximum of the estimated value range with a price to book of 92.54% and a price to earnings of 28.60x. On the first day of trading, Partners Trust traded up from $10.00 per share to $14.20 per share.

In discussion with the Trident Securities, it was discussed that a portion of the first day appreciation could be attributable to index fund purchases, as Partners Trust will be included in the Russell 2000 Index.

In arriving at our valuation of the Bank's common stock, we analyzed the pricing of the Partners Trust reorganization and its stock appreciation. We noted that Partners Trust is substantially larger than the Bank, will enjoy liquid trading on a major exchange and analyst coverage and has superior earnings. FinPro believes that the Bank should be priced at a sizable discount to Partners Trust for these reasons.

As discussed in our original appraisal and response letter dated March 27, 2002, there is a correlation between the size of an institution and its price to tangible book value multiple. The following table illustrates that the largest segment (greater than $125 million in market value) trades at more than twice the price to tangible book multiple of the smallest segment (less than $15 million in market value).

                      Figure 6 - Trading Multiples By Size

                      -----------------------------------------------------------------------------------
              Current                           Current Price in Relation to
                      -----------------------------------------------------------------------------------
              Market                                     Price/       Price/           Tangible
               Value            Earnings-TM EPS.  TM Core     EPS    Core Book Value Book Value    Assets
               ($M)                      (X)     (X)          (X)       (X)        (%)      (%)       (%)
---------------------------------------------------------------------------------------------------------
                *15                   12.09     13.91      16.11     12.50     84.24     85.42      7.95
          ***15-*25                   13.40     14.25      14.39     13.40     96.52     98.10     10.04
          ***25-*50                   11.34     12.33      13.40     11.65    107.36    109.39      9.23
         ***50-*125                   11.49     13.00      13.06     12.20    111.69    116.78     11.33
              **125                   12.48     14.07      14.11     12.99    171.42    189.88     14.00

  National Standard Conversion:       12.31     13.81      13.98     12.71    109.41    114.54     10.95

Source: SNL Securities and FinPro Calculations

*   denotes less than
**  denotes greater than
*** denotes greater than or equal to

________________________________________________________________________________
New England Bancshares, Inc., Appraisal Update                            Page 9

In our March 27, 2002 letter, FinPro implied that it would be reasonable to expect that Partners Trust would eventually trade in-line with other similar sized MHCs in the 160% to 200% of book range. Furthermore, it would be reasonable to expect that the Bank would eventually trade in-line with other similar size pink sheet MHCs in the 110% to 125% of book range.

Even with this knowledge, the Bank at the updated estimated value range will have similar pricing to Partners Trust. The aftermarket performance of the Bank, however, is not expected to enjoy the same aftermarket performance, as it appears that Partners was priced low based on its size and its earnings capacity.

--------------------------------------------------------------------------------
New England Bancshares, Inc., Appraisal Update                           Page 10

          -------------------------
          Valuation Determination

          -------------------------

As in our initial appraisal, FinPro has analyzed the pro forma price to core earnings, pro forma price to tangible book and pro forma price to book ratios in combination with one another in determining an appropriate pro forma estimated market value for the Bank.

Based on the factors discussed in this appraisal, it is FinPro's opinion that the estimated valuation range should be increased as of April 4, 2002. The increase in the estimated valuation range at the midpoint equates to a 10.71% increase in the number of shares issued. The change in the multiples at the midpoint are as follows:

         Figure 7 - Comparison of Pro Forma Fully Converted Multiples to the
                                Comparable Group


                                                    -----------------------------------------------------------
                                                                           Price Relative to
                                                    -----------------------------------------------------------
                                                                    Core                 Tangible
                                                      Earnings    Earnings      Book       Book        Assets
     --------------------------------------------  -----------    --------  --------    ----------   ---------
     The Bank (at midpoint) Full Conversion             25.00       25.00     56.40%        56.40%      10.86%
     --------------------------------------------  -----------    --------  --------    ----------   ---------
     Comparable Group Median                            15.67       17.58     91.67%        91.92%      11.23%
     --------------------------------------------  -----------    --------  --------    ----------   ---------
     (Discount) Premium                                 59.54%      42.21%   -38.47%       -38.64%      -4.90%
     --------------------------------------------  -----------    --------  --------    ----------   ---------

As of April 4, 2002, FinPro believes that the valuation range, on a fully converted basis without a foundation, of $15,500,000 at the midpoint, $13,175,000 at the minimum and $17,825,000 at the maximum ($20,498,750 at the adjusted maximum) is appropriate.

---------------------------------------------------------------------------------------------------------------
New England Bancshares, Inc., Appraisal Update                                                          Page 11

-----------------------
   MHC Offering Data
-----------------------


The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 45.00%, is estimated to be $6,975,000. Based upon a range below and above the midpoint value, the relative values are $5,928,750 at the minimum and $8,021,250 at the maximum, respectively. At the supermaximum of the range the offering value would be $9,224,440.

                      Figure 8 - Value Range Offering Data

--------------------------------------------------------------------------------
                                                Total   Price Per      Total
Conclusion                                     Shares     Share        Value
--------------------------------------------------------------------------------
Appraised Value - $13,175,000 at 45%           592,875     $10      $5,928,750
Appraised Value - $15,500,000 at 45%           697,500     $10      $6,975,000
Appraised Value - $17,825,000 at 45%           802,125     $10      $8,021,250
Appraised Value - $20,498,750 at 45%           922,444     $10      $9,224,440

Source: FinPro Computations

          Figure 9 - Updated Pricing Multiples to the Comparable Group

                                              -------------------------------------------------------------------------------------
                                                Bank            Comparables               State                  National
                                              -------------------------------------------------------------------------------------
                                                               Mean      Median        Mean      Median        Mean       Median
                                                               ----      ------        ----      ------        ----       ------
                                   $13,175,000       23.81
Price-Core Earnings Ratio P/E      $15,500,000       27.78        20.37       20.45       35.36       35.36       31.36       27.54
-----------------------------      $17,825,000       31.25
                                   $20,498,750       35.71

                                   $13,175,000       69.30%
Price-to-Book Ratio P/B            $15,500,000       77.76%      119.42%     115.73%     162.83%     162.83%     172.78%     163.66%
-----------------------            $17,825,000       85.47%
                                   $20,498,750       93.55%

                                   $13,175,000       69.30%
Price-to-Tangible Book Ratio P/TB  $15,500,000       77.76%      123.54%     120.06%     185.81%     185.81%     184.75%     175.73%
---------------------------------  $17,825,000       85.47%
                                   $20,498,750       93.55%

                                   $13,175,000        9.64%
Price-to-Assets Ratio P/A          $15,500,000       11.26%       13.67%      11.13%      12.80%      12.80%      21.92%      19.98%
-------------------------          $17,825,000       12.87%
                                   $20,498,750       14.68%

Source:  FinPro Computations

      Figure 10 - Comparison of Pro Forma MHC Multiples to Pink Sheet MHCs

                             -------------------------------------------------------------------
                                                        Price Relative to
                             -------------------------------------------------------------------
                               Earnings  Core Earnings        Book   Tangible Book      Assets
------------------------------------------------------------------------------------------------
The Bank (at midpoint) MHC         27.78          27.78%      77.76%          77.76%      11.26%
------------------------------------------------------------------------------------------------
Comparable MHC Trading Median      18.38          20.45%     115.73%         120.06%      11.13%
------------------------------------------------------------------------------------------------
(Discount) Premium                 51.14%         35.84%     -32.81%         -35.23%       1.17%
------------------------------------------------------------------------------------------------

Source: FinPro Computations

________________________________________________________________________________
 New England Bancshares, Inc., Appraisal Update                         Page 12

--------------------------
   Valuation Conclusion
--------------------------

It is, therefore, our opinion that as of April 4, 2002, the estimated pro-forma market value of the Bank in a full offering was $15,500,000 at the midpoint of a range with a minimum of $13,175,000 to a maximum of $17,825,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $20,498,750.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 45.00% will equal 592,875 shares, 697,500 shares, 802,125 shares and 922,444 shares at the minimum, midpoint, maximum and supermaximum, respectively.

                                    Respectfully Submitted,


                                    FinPro, Inc.

      [Exhibits 1-4 omitted]
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 New England Bancshares, Inc., Appraisal Update                          Page 13